Exhibit 21.1

Subsidiaries of the Registrant for the year ended December 31, 2011:

Subsidiary Name	State of Incorporation
WEI - Roanoke Valley, Inc. (4)	Delaware
Westmoreland Coal Sales Company, Inc.	Delaware
Westmoreland Energy LLC	Delaware
Westmoreland Resources, Inc.	Delaware
Criterion Coal Company	Delaware
Eastern Coal and Coke Company	Pennsylvania
Westmoreland Savage Corporation (1)	Delaware
Westmoreland Mining LLC	Delaware
Dakota Westmoreland Corporation (1)	Delaware
Western Energy Company (1)	Montana
Texas Westmoreland Coal Co. (1)	Montana
Westmoreland Risk Management, Inc.	Montana
Basin Resources, Inc.	Colorado
Westmoreland Power, Inc.	Delaware
Westmoreland—Roanoke Valley, L.P. (5)	Delaware
Westmoreland—North Carolina Power, LLC (4)	Virginia
WRI Partners, Inc. (2)	Delaware
Absaloka Coal, LLC (3)	Delaware
WCC Land Holding Company, Inc.	Delaware
Westmoreland Kemmerer, Inc.	Delaware

(1)	Wholly owned subsidiary of Westmoreland Mining LLC
(2)	Wholly owned subsidiary of Westmoreland Resources, Inc.
(3)	Subsidiary of WRI Partners, Inc.
(4)	Wholly owned subsidiary of Westmoreland Energy LLC
(5)	Majority-owned subsidiary of Westmoreland Energy LLC